THE HARTFORD MUTUAL FUNDS II, INC.

PLAN OF DISTRIBUTION

FEBRUARY 12, 2007, AS LAST AMENDED AND RESTATED ON SEPTEMBER 10, 2025

This Plan of Distribution (the “Plan”) is adopted pursuant to Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940 (as amended, the “1940 Act”) by The Hartford Mutual Funds II, Inc. (the “Fund”) for and on behalf of each class (each class is referred to hereinafter as a “Class”) of each series (each series is referred to hereinafter as a “Series”) of the Fund. The Series of the Fund and each Class of those Series that currently have adopted this Plan, and the effective dates of such adoption, are as follows:

Series and Class	Effective Date
The Hartford Small Cap Growth Fund[1],[2] Class A	March 1, 2002
The Hartford Small Cap Growth Fund, Class C	March 1, 2002
The Hartford Small Cap Growth Fund, Class R3	December 15, 2006
The Hartford Small Cap Growth Fund, Class R4	December 15, 2006
The Hartford Growth Opportunities Fund,[3] Class A	March 1, 2002
The Hartford Growth Opportunities Fund, Class C	March 1, 2002
The Hartford Growth Opportunities Fund, Class R3	December 15, 2006
The Hartford Growth Opportunities Fund, Class R4	December 15, 2006
Hartford Schroders Tax-Aware Bond Fund, Class A	October 19, 2016
Hartford Schroders Tax-Aware Bond Fund, Class C	October 19, 2016
Hartford Schroders Emerging Markets Equity Fund, Class A	October 19, 2016
Hartford Schroders Emerging Markets Equity Fund, Class C	October 19, 2016
Hartford Schroders Emerging Markets Equity Fund, Class R3	October 19, 2016
Hartford Schroders Emerging Markets Equity Fund, Class R4	October 19, 2016
Hartford Schroders Emerging Markets Multi-Sector Bond Fund, Class A	October 19, 2016
Hartford Schroders Emerging Markets Multi-Sector Bond Fund, Class C	October 19, 2016
Hartford Schroders Emerging Markets Multi-Sector Bond Fund, Class R3	October 19, 2016
Hartford Schroders Emerging Markets Multi-Sector Bond Fund, Class R4	October 19, 2016
Hartford Schroders International Stock Fund, Class A	October 19, 2016
Hartford Schroders International Stock Fund, Class C	October 19, 2016
Hartford Schroders International Stock Fund, Class R3	October 19, 2016
Hartford Schroders International Stock Fund, Class R4	October 19, 2016
Hartford Schroders International Multi-Cap Value Fund, Class A	October 19, 2016
Hartford Schroders International Multi-Cap Value Fund, Class C	October 19, 2016
Hartford Schroders International Multi-Cap Value Fund, Class R3	October 19, 2016
Hartford Schroders International Multi-Cap Value Fund, Class R4	October 19, 2016
Hartford Schroders US Small Cap Opportunities Fund, Class A	October 19, 2016
Hartford Schroders US Small Cap Opportunities Fund, Class C	October 19, 2016
Hartford Schroders US Small Cap Opportunities Fund, Class R3	October 19, 2016
Hartford Schroders US Small Cap Opportunities Fund, Class R4	October 19, 2016
Hartford Schroders US MidCap Opportunities Fund, Class A	October 19, 2016

[1]	Formerly Fortis Capital Appreciation Portfolio, a series of Fortis Advantage Portfolios, Inc.
[2]	Formerly The Hartford SmallCap Growth Fund
[3]	Formerly Fortis Growth Fund, Inc.

Hartford Schroders US MidCap Opportunities Fund, Class C	October 19, 2016
Hartford Schroders US MidCap Opportunities Fund, Class R3	October 19, 2016
Hartford Schroders US MidCap Opportunities Fund, Class R4	October 19, 2016
Hartford Schroders Core Fixed Income Fund, Class R3	November 12, 2021
Hartford Schroders Core Fixed Income Fund, Class R4	November 12, 2021
Hartford Schroders International Contrarian Value Fund, Class A	May 12, 2022
Hartford Schroders International Contrarian Value Fund, Class C	May 12, 2022
Hartford Schroders Diversified Opportunities Fund, Class A	September 7, 2023
Hartford Schroders Diversified Opportunities Fund, Class C	September 7, 2023

1.	Compensation

CLASS A

Each of Class A of each Series is obligated to pay the principal underwriter of its shares, Hartford Funds Distributors, LLC (the “Distributor”), a total fee in connection with the distribution-related services provided in respect of said Class A in connection with the servicing of shareholder accounts of said Class A. This fee shall be calculated and payable monthly at an annual rate of 0.25% of said Class A’s average daily net assets. All or any portion of such total fee may be payable as a Distribution Fee, and all or any portion of such total fee may be payable as a Shareholder Servicing Fee, as determined from time to time by the Fund’s Board of Directors. Until further action by the Board of Directors, all of such fee shall be designated and payable as a Distribution Fee.

CLASS C

Each of Class C of each applicable Series is obligated to pay the Distributor a total fee in connection with the servicing of shareholder accounts of said Class C and in connection with distribution-related services provided in respect of said Class C, calculated and payable monthly, at the annual rate of 1.00% of the value of said and Class C’s average daily net assets. All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Fund’s Board of Directors. Until further action by the Board of Directors, 0.25% per annum of each Class C’s average net assets shall be designated and payable as a Shareholder Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee.

CLASS R3 AND CLASS R4

Each of Class R3 and Class R4 of each applicable Series is obligated to pay the Distributor a total fee in connection with the distribution-related services provided in respect of said Class R3 and Class R4 (as applicable) and in connection with the servicing of shareholder accounts of said Class R3 and Class R4 (as applicable). This fee shall be calculated and payable monthly at the annual rate of 0.50% and 0.25%, respectively, of the value of said Class R3’s and Class R4’s (as applicable) average daily net assets. All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Fund’s Board of Directors. Until further action by the Board of Directors, 0.25% per annum of each Class R3’s and Class R4’s average net assets may be designated and payable as a Shareholder Servicing Fee and the remainder of any such fee (for Class R3 shares) may be designated as a Distribution Fee.

2.	Expenses Covered by the Plan

(a)  Except as qualified herein, the Distribution Fee may be used by the Distributor for the purpose of financing any activity which is primarily intended to result in the sale of Class shares. For example, such Distribution Fee may be used by the Distributor: (a) for payment of initial and ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell each Series’ shares; (b) compensation to employees of the Distributor; (c) compensation to and expenses, including overhead such as communications and telephone, training, supplies, photocopying and similar types of expenses, of the Distributor incurred in the printing and mailing or other dissemination of all prospectuses and statements of additional information; (d) the costs of preparation, printing and mailing of reports used for sales literature and related expenses, advertisements and other distribution-related expenses (including personnel of the Distributor).

(b)  The Shareholder Servicing Fee may be used by the Distributor to provide compensation for ongoing servicing and/or maintenance of shareholder accounts with each applicable Class of the Series. Compensation may be paid by the Distributor to persons, including employees of the Distributor, and institutions who respond to inquiries of shareholders of each applicable Class regarding their ownership of shares of their accounts with the Series or who provide other administrative or accounting services not otherwise required to be provided by the Fund’s investment adviser, transfer agent or other agent of the Fund.

(c)  Payments under the Plan are not tied exclusively to the expenses for shareholder servicing and distribution related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Fund’s Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

3.	Additional Payment by HFMC

Hartford Funds Management Company, LLC (“HFMC”), in its role as the Series’ investment adviser, may, at its option and in its sole discretion, make payments from its own resources to cover the costs of additional distribution and shareholder servicing activities.

4.	Approval by Shareholders

If the Plan is adopted after the first public offering of the securities of a Class or the sale of such securities to persons who are not affiliated persons of the Fund or affiliates of such persons, promoters of the Fund or affiliated persons of such promoters, the Plan will not take effect with respect to that Class of a Series, and no fee will be payable in accordance with Section 1 of the Plan, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of such Class.

5.	Approval by Directors

Neither the Plan nor any related agreement will take effect until approved by a majority vote of both (a) the full Board of Directors of the Fund and (b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Directors”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

6.	Continuance of the Plan

The Plan will continue in effect from year to year so long as its continuance is specifically approved annually by vote of the Fund’s Board of Directors in the manner described in Section 5 above.

7.	Termination

The Plan may be terminated at any time with respect to any Class of a Series, without penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of such Class.

8.	Amendments

The Plan may not be amended with respect to any Class of a Series to increase materially the amount of fees payable pursuant to the Plan, as described in Section 1 above, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of that Class (and, if applicable, of any other affected Class or Classes), and all material amendments to the Plan must also be approved by the Fund’s Board of Directors in the manner described in Section 5 above.

9.	Selection of Certain Directors

While the Plan is in effect, the selection and nomination of the Fund’s Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

10.	Independent Counsel to the Disinterested Directors

While the Plan is in effect, any person who acts as legal counsel for the disinterested Fund Directors will be an independent legal counsel.

11.	Written Reports

In each year during which the Plan remains in effect, HFMC and any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund’s Board of Directors, and the Board will review at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

12.	Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 11 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

13.	Meaning of Certain Terms

As used in the Plan, the terms “interested person,” “affiliated person,” “independent legal counsel” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

14.	Maximum Aggregate Sales Charge Calculations

In calculating the “remaining amount” under Financial Industry Regulatory Authority (“FINRA”) Rule 2341 for purposes of determining the maximum aggregate sales charge for each Class of each Series, the Fund is authorized to transfer a portion of the “remaining amount” of a Class in the event of an exchange between that Class and another Class of the same Series or the other Series. However, such a transfer of the “remaining amount” must be conducted in accordance with Rule 2341, and any subsequent amendments to such Section, as well as any interpretations of such Rule by FINRA.

Approved on: August 6, 2014

Amended and Restated on: September 10, 2025 (Removed merged or liquidated Funds and updated for name changes); September 7, 2023 (Added Hartford Schroders Diversified Growth Fund and removed liquidated funds/classes); May 12, 2022 (Added Hartford Schroders International Contrarian Value Fund and Hartford Schroders Sustainable International Core Fund); November 12, 2021 (Added Hartford Schroders Sustainable Core Bond Fund); November 4, 2021 (Added Hartford Schroders Diversified Emerging Markets Fund), (Annual contract renewal updates); March 30, 2020 (Added Class A and C shares of Hartford Schroders China A Fund); February 28, 2020 (Added Class C shares of Hartford Schroders Securitized Income Fund); May 29, 2019 (Added Multifactor International Fund and Multifactor Large Cap Value Fund); February 28, 2019 (Added Hartford Schroders Securitized Income Fund); July 16, 2018 (Removed merged funds, Municipal Real Return and Hartford Schroders Emerging Markets Debt Currency); November 1, 2017 (to remove a fund that has liquidated and to reflect a fund’s name change); February 28, 2017; October 19, 2016; and February 29, 2016.